BROWN CAPITAL MANAGEMENT MUTUAL FUNDS 485BPOS

Exhibit (m)

BROWN CAPITAL MANAGEMENT MUTUAL FUNDS

PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

WHEREAS, Brown Capital Management Mutual Funds, a statutory trust organized and existing under the laws of the state of Delaware (the “Trust”), engages in business as an open-end, management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest (the “Shares”), in separate series representing the interests in separate funds of securities and other assets; and

WHEREAS, the Trust offers four series of such Shares representing interests in the Brown Capital Management Mid Company Fund, Brown Capital Management Small Company Fund, Brown Capital Management International All Company Fund, and Brown Capital Management International Small Company (the “Funds”) of the Trust; and

WHEREAS, the Trust desires to adopt a Plan of Distribution (“Plan”) pursuant to Rule 12b-1 under the 1940 Act with respect to the Investor Class Shares of each of the Funds; and

WHEREAS, the Trustees of the Trust as a whole, including the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “12b-1 Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Funds and their shareholders, have approved this Plan by votes cast at a meeting held in person and called for the purpose of voting hereon and on any agreements related hereto;

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act, with respect to each class of Shares described herein of each of the Funds and on the following terms and conditions:

1.	Distribution and Servicing Activities. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities primarily intended to result in the sale of Shares of the Funds, which activities may include, but are not limited to, the following:
(a)	payments to the Trust’s distributor (the “Distributor”) and to securities dealers and others in respect of the sale of Shares of the Funds;
(b)	payment of compensation to and expenses of personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Shares of the Funds or who render shareholder support services not otherwise provided by the Trust's transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Trust, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder liaison services, responding to shareholder inquiries, providing information on shareholder investments in the Shares of the Funds, and providing such other shareholder services as the Trust may reasonably request;
(c)	formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising.

(d)	preparation, printing and distribution of sales literature;
(e)	preparation, printing and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than existing shareholders of the Trust;
(f)	holding seminars and sales meetings designed to promote the distribution of Shares;
(g)	obtaining information and providing explanations to wholesale and retail distributors of contracts regarding Fund investment objectives and policies and other information about the Funds, including the performance of the Funds;
(h)	training sales personnel regarding the Shares; and
(i)	obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable.

The Trust is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Shares of the Fund, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2.	Maximum Expenditures. The expenditures to be made by the Funds pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, but in no event may such expenditures exceed the following:
(a)	Investor Class Shares. For the Investor Class Shares of the Funds, each Fund may pay an amount calculated as provided in Schedule A. Notwithstanding the foregoing, in no event may expenditures paid by the Funds as service fees with respect to the Investor Class Shares exceed an amount calculated at the rate of the lesser of 0.25% or the 12b-1 fee set forth in Schedule A is less than 0.25%) of the average annual net assets of such Class, nor may such expenditures paid as service fees to any person who sells the Shares of a Fund exceed an amount calculated at the rate of the lesser of 0.25% or the 12b-1 fee set forth in Schedule A of the average annual net asset value of such Shares. Payments for distribution and shareholder servicing activities may be made directly by the Trust to other persons with which the Trust has entered into agreements related to this Plan.
(b)	Allocation of Class Expenses. Only distribution expenditures properly attributable to the sale of a particular Class may be used to support the distribution fee charged to shareholders of such Class. Distribution expenses attributable to the sale of more than one Class will be allocated at least annually to each Class based upon the ratio that the sales of Shares of each Class bears to the sales of Shares of all applicable Classes.
3.	Term and Termination.
(a)	This Plan shall become effective with respect to each Class on the date that such Class commences operation.
(b)	Unless terminated as herein provided, this Plan shall continue in effect with respect to each Class of a Fund for one year from the effective date of the Plan for such Class and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the 12b-1 Trustees, cast at an in-person meeting called for the purpose of voting on such approval.

(c)	This Plan may be terminated at any time with respect to a particular Class of a Fund by a vote of a majority of the 12b-1 Trustees or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class of the respective Fund.
4.	Amendments. No material amendment to this Plan shall be made unless: (a) it is approved in the manner provided for annual renewal of this Plan in Section 3(b) hereof; and (b) if the proposed amendment will increase materially the maximum expenditures permitted by Section 2 hereof with respect to any Class, it is approved by a vote of the majority of the outstanding voting securities (as defined in the 1940 Act) of such Class.
5.	Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of the 12b-1 Trustees of the Trust shall be committed to the discretion of such 12b-1 Trustees.
6.	Quarterly Reports. The Trust’s Distributor or Treasurer shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.
7.	Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.
8.	Limitation of Liability. Any obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers or shareholders of the Trust personally, but shall bind only the assets and property of the Trust. The term “Brown Capital Management Mutual Funds” means and refers to the Trustees from time to time serving under the Trust’s Declaration of Trust (“Declaration of Trust”), which may be amended from time to time. This Plan has been authorized by the Trustees (including, the 12b-1 Trustees), acting as such and not individually, and such authorization by such Trustees shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Trust’s Declaration of Trust.

This Plan was first authorized with respect to the Investor Class Shares on July 14, 2011.

This Plan was amended on March 23, 2015 to add the Brown Capital Management International Small Company Fund.

This Plan was amended on June 16, 2015 to reflect the name change of the Brown Capital Management Mid-Cap Fund to the Brown Capital Management Mid Company Fund.

This Plan was amended on March 22, 2023 to reflect the name change of the Brown Capital Management International Equity Fund to the Brown Capital Management International All Company Fund.

Schedule A

Fund	12b-1 fee

Mid Company Fund International All Company Fund International Small Company Fund	Each Fund may pay an amount calculated at the rate of up to 0.25% per annum of the average daily net asset value of its Investor Class Shares.
Small Company Fund	The Fund may pay an amount calculated at the rate of up to 0.20% per annum of the average daily net asset value of its Investor Class Shares.